Exhibit 23.3

[Letterhead of Cawley, Gillespie & Associates, Inc.]

Consent of Cawley Gillespie & Associates, Inc.

We hereby consent to the use in this Amendment No. 1 to Registration Statement on Form S-1 (Registration No. 333-129504) of information contained in our report for Stroud Energy, Inc. (“Stroud”) dated as of December 31, 2004 and dated as of June 30, 2005 and the inclusion of our evaluation summary letter for Stroud dated August 16, 2005 appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Cawley, Gillespie & Associates, Inc.
Cawley, Gillespie & Associates, Inc.
Petroleum Engineers

Fort Worth, Texas

December 22, 2005